Exhibit 99.1
News Release

FOR IMMEDIATE RELEASE
JANUARY 30, 2011

CHESAPEAKE ENERGY CORPORATION AND CNOOC LIMITED ANNOUNCE
NIOBRARA-FOCUSED DJ BASIN AND POWDER RIVER BASIN
PROJECT COOPERATION AGREEMENT

OKLAHOMA CITY, OKLAHOMA, JANUARY 30, 2011 – Chesapeake Energy Corporation (“Chesapeake”, NYSE:CHK) and CNOOC Limited (NYSE:CEO; SEHK:0883) today announced the execution of an agreement whereby CNOOC International Limited, a wholly-owned subsidiary of CNOOC Limited, will purchase 33.3% undivided interest in Chesapeake’s 800,000 net oil and natural gas leasehold acres in the Denver-Julesburg (DJ) and Powder River Basins in northeast Colorado and southeast Wyoming.  The consideration for the transaction will be $570 million in cash at closing.  In addition, CNOOC Limited has agreed to fund 66.7% of Chesapeake’s share of drilling and completion costs until an additional $697 million has been paid, which Chesapeake expects to occur by year-end 2014.  Closing of the transaction is anticipated in the first quarter of 2011.

As the operator of the project, Chesapeake will conduct all leasing, drilling, completion, operations and marketing activities for the project.  Chesapeake is currently operating
16 producing wells in the DJ and Powder River Basins that have reached initial production rates of up to 1,000 barrels of oil and 3.0 million cubic feet of natural gas per day.  Over the next several decades, the companies plan to develop net unrisked unproved resource potential up to 5.0 billion barrels of oil equivalent (after deducting an assumed average royalty burden of 20%).  Chesapeake is currently utilizing five operated rigs to develop its DJ and Powder River Basins leasehold and with the additional capital investment from CNOOC Limited, anticipates increasing its drilling activities to approximately 10 rigs by year-end 2011 and 20 rigs by year-end 2012.

CNOOC Limited will have the option to acquire a 33.3% share of any additional acreage acquired by Chesapeake in the area and the option to participate with Chesapeake for a 33.3% interest in midstream infrastructure related to production generated from the assets.

Aubrey K. McClendon, Chesapeake’s Chief Executive Officer, commented, “We are very pleased to announce our sixth industry development agreement and our second transaction with CNOOC Limited,  China's largest producer of offshore oil and natural gas and one of the largest independent oil and gas companies in the world.  This transaction will provide the capital necessary to accelerate drilling of this large domestic oil and natural gas resource, resulting in a reduction of our country’s oil imports over time, the creation of thousands of high-paying jobs in the U.S. and in the payment of very significant local, state and federal taxes.  In addition, Chesapeake’s embedded safety culture and integrated environmental protection strategies will be adopted to safeguard personnel and the surface and subsurface environment.  Moreover, this project will advance the efforts of both the U.S. and China to reduce greenhouse gas emissions and accelerate commercial opportunities for the development of shale gas resources in China, furthering the objectives of the U.S. - China Shale Gas Resource Initiative announced by the White House on November 17, 2009.”

INVESTOR CONTACTS:		MEDIA CONTACTS:	CHESAPEAKE ENERGY CORPORATION
Jeffrey L. Mobley, CFA	John J. Kilgallon	Jim Gipson	6100 North Western Avenue
(405) 767-4763	(405) 935-4441	(405) 935-1310	P.O. Box 18496
jeff.mobley@chk.com	john.kilgallon@chk.com	jim.gipson@chk.com	Oklahoma City, OK 73154

Fu Chengyu, Chairman of CNOOC Limited, stated, “It is a great pleasure to establish further cooperation with Chesapeake in shale oil and gas development.  The project highlights the joint interests of energy companies in both US and China to accelerate the development of shale oil and gas, increase energy supply and reduce greenhouse gas emissions.  We believe this project is meant to be mutually beneficial to both parties as well as for both Sino-US energy industries.”

Yang Hua, Vice Chairman and Chief Executive Officer of CNOOC Limited, said, “This second transaction with Chesapeake represents another success in our overseas development as we implement a value-driven M&A strategy.  l am confident the project will not only strengthen our solid resource and production base in overseas but create value to the shareholders in the long term.”

Chesapeake’s advisor on the transaction was Jefferies & Company, Inc., and CNOOC Limited’s advisor was Tudor, Pickering, Holt & Co. Securities, Inc.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding expected future events, business prospects and financial results.  The words “believe”, “expect”, “anticipate”, “estimate”, “plan” and similar expressions are intended to identify such forward-looking statements.  These statements include the anticipated closing of the project cooperation agreement with CNOOC Limited, an estimate of oil and natural gas resource potential, planned drilling activity and future production and possible future participation by CNOOC Limited.  Actual results, including the timing of the closing of the project cooperation agreement with CNOOC Limited, could differ materially as a result of a variety of risks and uncertainties.  While forward-looking statements are based on assumptions and analyses made by us that we believe to be reasonable under the circumstances, whether actual results and developments will meet our expectations and predictions depend on a number of risks and uncertainties which could cause our actual results, performance and financial condition to differ materially from our expectations.  See "Risks Related to Our Business" in Chesapeake's Prospectus Supplement filed with the U.S. Securities and Exchange Commission (SEC) on August 10, 2010 for a discussion of risk factors that affect our business and could affect the project cooperation agreement announced today and other potential cooperative transactions.  Further discussion of risks and uncertainties can also be found in CNOOC Limited’s 2009 Annual Report on Form 20-F filed with the SEC on April 23, 2010.  We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this news release, and we undertake no obligation to update this information.

The SEC requires natural gas and oil companies, in filings made with the SEC, to disclose proved reserves, which are those quantities of natural gas and oil that by analysis of geoscience and engineering data can be estimated with reasonable certainty to be economically producible from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations.  In this news release, we use the term "unrisked unproved resource potential" to describe Chesapeake’s internal estimates of volumes of natural gas and oil that are not classified as proved reserves but are potentially recoverable through exploratory drilling or additional drilling or recovery techniques.  This is a broader description of potentially recoverable volumes than probable and possible reserves, as defined by SEC regulations.  Estimates of unproved resources are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of actually being realized by the company.  We believe our estimates of unproved resources and future drillsites are reasonable, but such estimates have not been reviewed by independent engineers. Estimates of unproved resources may change significantly as development provides additional data, and actual quantities that are ultimately recovered may differ substantially from prior estimates.

Chesapeake Energy Corporation is the second-largest producer of natural gas and the most active driller of new wells in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S.  Chesapeake owns leading positions in the Barnett, Fayetteville, Haynesville, Marcellus and Bossier natural gas shale plays and in the Eagle Ford, Granite Wash, Tonkawa, Cleveland, Mississippian, Wolfcamp, Bone Spring, Avalon and Niobrara unconventional liquids plays.  The company has also vertically integrated its operations and owns substantial midstream, compression, drilling and oilfield service assets.  Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information and presentations and all recent press releases

For further inquiries to Chesapeake, please contact:

Jeffery L. Mobley, CFA (investor contact) Tel: 405-767-4763 Email: jeff.mobley@chk.com	John J. Kilgallon (investor contact) Tel: 405-935-4441 Email: john.kilgallon @chk.com	Jim Gipson (media contact) Tel: 405-935-1310 Email: jim.gipson@chk.com
CNOOC Limited is China's largest producer of offshore crude oil and natural gas and one of the largest independent oil and gas exploration and production companies in the world.  Headquartered in Hong Kong, CNOOC Limited mainly engages in exploration, development, production and sales of oil and natural gas and has four major production areas in offshore China, which are Bohai Bay, Western South China Sea, Eastern South China Sea and East China Sea.  In addition, it is one of the largest offshore crude oil producers in Indonesia.  CNOOC Limited also has upstream assets in Nigeria, Australia and other countries.  Further information is available at www.cnoocltd.com.

For further inquiries to CNOOC Limited, please contact:

Mr. Jiang Yongzhi Joint Company Secretary, General Manager of Investor Relations CNOOC Ltd Tel: +86-10-8452-1731 Fax: +86-10-8452-1441 Email: Jiangyzh2@cnooc.com.cn	Ms. Sharon Fung Ketchum Newscan Public Relations Ltd Tel: +852-3141-8082 Fax: +852-2510-8199 Email: sharon.fung@knprhk.com